Exhibit 16 under Form N-1A
                                               Exhibit 99 under Item 601/Reg S-K




                                 DAILY DIVIDEND
                                GOVERNMENT FUND
                              FEDERATED BOND FUND
                              Computation of Yield
                                 AS OF 9/30/88


Interest Income for the 30 Days Ended         9/30/88         $38,716.20

Net Expenses for the Period                                    $8,293.00

Average Daily Shares Outstanding and Entitled to Receive
                 Dividends                                  1,492,937.00

Maximum Offering Price per Share as of       9/30/88               $8.92


YIELD = 21(       $98,716.00 -  $8,293.20)  + 1) ^6  -13 =         8.29%